                                                                   EXHIBIT 10.bt


                                  AMENDMENT #2

THIS AMENDMENT #2 to Lease ("Amendment #2") is made and entered into this 22nd day of May, 2002, by and between Oakview Eagan Investors, LLC, a Delaware limited liability company, as successor in interest to Lutheran Brotherhood, a Minnesota corporation (hereinafter collectively referred to as the "Lessor") and SBS Technologies, Inc., Commercial Group, formerly known as Bit 3 Computer Corporation (hereinafter referred to as the "Lessee") a wholly owned subsidiary of SBS Technologies, Inc., a New Mexico corporation.

                                   WITNESSETH:

         WHEREAS, Lessor and Lessee entered into that certain lease agreement dated September 5th, 1997 (the "Original Lease"), and as amended by the Amendment #1 to Lease dated December 23rd, 1997 ("Amendment #1); hereinafter collectively referred to with the Original Lease as the "Lease") with regard to the leasing of approximately 39,576 square feet in the building commonly known as Oakview Business Center I and II located at Oakview Business Center I, 1284 Corporate Center Drive, Suite 200, Eagan, Minnesota, 55121, as more particularly described in Exhibit "B" to the Lease (hereinafter referred to as the "Demised Premises"); and

         WHEREAS, Lessor and Lessee desire to amend the Lease so as to extend the Term and amend the monthly installments of Base Rent;

         WHEREAS, Lessor and Lessee desire to amend the Lease so as to expand Lessee's Demised Premises and increase Lessee's proportionate share of Operating Expenses and Real Estate Taxes as defined in the Lease; and

         WHEREAS, it is intended by this Amendment #2 to amend the Lease;

         NOW THEREFORE, in consideration of the premises, and of the covenants and agreements herein undertaken to be kept and performed, it is agreed as follows:

1. Interpretation of Amendment. This Lease is hereby modified and supplemented. Wherever there exists a conflict between this Amendment #2 and the Lease, the provisions of this Amendment #2 shall control. Unless otherwise indicated, capitalized terms shall be defined in the manner set forth in the Lease, as amended.

2. Demised Premises. Article 1, Demised Premises, of the Amendment #1 is hereby deleted and the following is hereby substituted in its place "The Demised Premises currently is Suite 200 and consists of approximately 39,576 rentable square feet, which consists of 14,803 rentable square feet of office space and 24,773 rentable square feet of warehouse space, (hereinafter collectively, the "Original Demised Premises"). The Original Demised Premises shall be expanded by approximately 4,075 rentable square feet of office space as depicted on Exhibit A attached hereto and made a part hereof (the "Additional Demised Premises"). The total rentable leased area of the Demised Premises shall be approximately 43,651 rentable square feet, which consists of 18,878 rentable square feet of office space and 24,773 rentable square feet of warehouse space."



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
3. Term. Article 3, Term, of the Amendment #1 is hereby deleted and the following is hereby substituted in its place "Pursuant to the provisions of the Lease relating to commencement of the Term thereof, Lessor and Lessee, for themselves, their heirs, successors and assigns, intending to be legally bound hereby, agree and stipulate that the original Term of said Lease shall commence February 1, 1998 and will expire on January 31, 2003 (the "Original Term"). The Original Term shall be extended for a period of thirty six (36) months commencing on February 1, 2003 and will expire on January 31, 2006 or as may be extended in accordance with Section 4 of this Amendment #2 (the "Lease Extension Term"), unless the Lease shall sooner terminate as provided therein. The commencement date of the Additional Demised Premises shall commence on the earlier to occur of (i) the date Lessee occupies the Additional Demised Premises or (ii) June 15, 2002 (the Additional Demised Premises Commencement Date") and will expire on January 31, 2006 ("Additional Demised Premises Lease Term"), unless the Lease shall sooner terminate as provided therein."

4. Inability to Deliver Possession of Additional Demised Premises. If Lessor is unable to give possession of the Additional Demised Premises on the Additional Demised Premises Commencement Date for any reason other than the result of any act or omission on the part of Lessee, the Base Rent and Additional Rent reserved and covenanted to be paid for the Additional Demised Premises shall not commence until the date the Additional Demised Premises are available for occupancy by Lessee. No such failure to give possession on the Additional Demised Premises Commencement Date shall subject Lessor to any liability for failure to give possession nor shall same affect the validity of this Amendment #2. Following the Additional Demised Premises Commencement Date, Lessor shall prepare a commencement date letter (the "Commencement Date Letter") in the form attached hereto as Exhibit "C" setting forth the commencement date of the Additional Demised Premises Lease Term, the expiration date of the Lease Extension Term and the Additional Demised Premises Lease Term, and confirming Lessee's acceptance of the Additional Demised Premises and that Lessor has performed all of its obligations with respect to delivery of the Additional Demised Premises, except as to any punch list items previously specified in writing and related to any construction performed by Lessor. Lessee shall execute and deliver the Commencement Date Letter to Lessor within ten (10) days after delivery by Lessor.

5. Base Rent. Article 2, Base Rent ,of the Lease is hereby amended to add the following language: "Notwithstanding anything to the contrary in the Lease and in lieu of any Base Rent otherwise provided for in the Lease beginning on the Additional Demised Premises Commencement Date, Lessee shall pay to Lessor, as monthly Base Rent for the Original Demised Premises and Additional Demised Premises without any set off or deduction therefrom, during the Lease Extension Term and the Additional Demised Premises Lease Term payable, in advance on the first day of each and every calendar month all at the place and in the manner in the Lease provided in accordance with the following schedule:

                                            Base Rent Per                      Monthly
     Period                                 Square Foot Per Year               Base Rent
     ------------------------------------   --------------------               ----------------------
     From the Additional Demised Premises
     Commencement Date through and
     including January 31, 2003                $6.35                           $23,098.65

     February 1, 2003 through and
     including February 28, 2003               $0.00                           $     0.00

     March 1, 2003 through and
     including January 31, 2004                $6.00                           $21,825.50

     February 1, 2004 through and
     including January 31, 2005                $6.18                           $22,480.27

     February 1, 2005 through and
     including January 31, 2006                $6.37                           $23,171.41



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
6. Additional Rent. Article 2, Additional Rent, of the Amendment #1 is hereby deleted and the following is hereby substituted in its place:
         "Lessee's proportionate share of Additional Rent as defined in Article 3 of the Lease shall be changed as of the Additional Demised Premises Commencement Date to Fifty and 99/100 percent (50.99%) for annual Real Estate Taxes and Twenty Seven and 73/100 percent (27.73%) for annual aggregate Operating Expenses as defined in the Lease. Notwithstanding anything to the contrary contained herein or in the Lease until Additional Demised Premises Commencement Date, Lessee's proportionate share of Additional Rent as defined in Article 3 of the Lease shall be Forty Six and 23/100 percent (46.23%) for annual Real Estate Taxes and Twenty Five and 14/100 percent (25.14%) of annual aggregate Operating Expenses."

7. Broker. Lessor shall pay the fees and commissions payable to Welsh Companies, LLC, (the "Broker") in connection with this Amendment #2 pursuant to a separate written agreement between Lessor and Broker. Except as expressly set forth above, Lessor and Lessee each represent to the other that it has not dealt with any brokers in connection with this Amendment #2 . Lessor and Lessee hereby indemnify and hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage fees claimed by any party who claims to have acted through or on behalf of the indemnifying party in connection with the Amendment #2.

8. Leasehold Improvements. Lessor shall complete the leasehold improvements to the Additional Demised Premises as set forth in Exhibit "B", Work Letter, attached hereto and made a part hereof (the "Leasehold Improvements"). Lessor is under no obligation to make any structural or other alterations, decorations, additions, or improvements in or to Additional Demised Premises except as expressly set forth in Exhibit "B". By taking possession of the Additional Demised Premises, it shall be conclusive evidence that Lessee has inspected the Additional Demised Premises (and has sufficient knowledge and expertise to make such inspection or has caused the Additional Demised Premises to be inspected on its behalf by one or more persons with such knowledge and expertise), that Lessee has accepted the Additional Demised Premises as being in good and satisfactory condition, suitable for the purposes herein intended and that the same comply fully with Lessor's covenants and obligations under the Lease with respect to the construction of Leasehold Improvements, except for any punch list items agreed to in writing by Lessor and Lessee. Lessee acknowledges and agrees that Lessor has made no representation or warranty, express or implied, as to the habitability, suitability, quality, condition or fitness of the Additional Demised Premises and Lessee waives, to the extent



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
         permitted by applicable law, any patent defects in the Additional Demised Premises and any claims arising therefrom, save and except those arising from any construction or repair obligations of Lessor expressly provided for in the Lease.

         Notwithstanding anything contained in the immediately preceding two paragraphs to the contrary, Lessor shall provide a one time additional lessee improvement allowance of up to Ten Thousand and 00/100 Dollars ($10,000.00) for the completion of leasehold improvements within the Original Demised Premises (the "Additional Lessee Improvement Allowance"). Lessor's Additional Lessee Improvement Allowance shall be available to Lessee through and including December 31, 2002. Lessor shall pay Lessee within thirty (30) days upon Lessor's receipt of Lessee's paid invoices, lien waivers, and other documentation reasonably required by Lessor.

9. Option to Extend. Article 45, Option to Extend, of the Rider to Lease shall be deemed terminated by Lessor and Lessee with the execution of this Amendment #2 . Therefore, the Lessee's Option to Extend is null and void.

10. Governing Laws. This Amendment #2 shall be governed by and construed in accordance with the laws of the State of Minnesota.

11. Reference to an Effect on the Lease. Upon the effectiveness of this Amendment, each reference in the Lease to "the Lease", "hereunder", "hereof", "herein", or words of like import referring to the Lease shall mean and be a reference to the Lease as amended hereby.

         Except as specifically set forth above, the Lease remains in full force and effect and is hereby ratified and confirmed.


         IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment #2 to Lease as of the day and year first above written.

Lessee:                                          Lessor:
SBS Technologies, Inc., Commercial Group         Oakview Eagan Investors, LLC
Formerly known as Bit 3 Computer Corporation     a Delaware limited liability company


                                                 By: UBS Realty Investors LLC,
                                                     Its Investment Advisor and Agent


By: /s/ James E. Dixon, Jr.                   By: /s/ Heidi Kormann
    ----------------------                        ------------------------------

Name: James E. Dixon Jr.                         Name: Heidi Kormann

Its: CFO                                         Its: Director




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